Exhibit 5.3

2, rue Jean Bertholet L - 1233 Luxembourg T +352 26 12 29 1 F +352 26 68 43 31	Highland Holdings S.à r.l. 6, rue Jean Monnet L-2180 Luxembourg Grand Duchy of Luxembourg (the “Addressee”) Luxembourg, 19 November 2024

Ladies and Gentlemen,

Highland Holdings S.à r.l. –€850,000,000 2.875% Notes due 2027 issue

We have acted as special legal counsel in Luxembourg to Highland Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B237108 (the “Issuer”) in connection with the issuance and sale of €850,000,000 2.875% Notes due 2027 (the “Notes”).

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. Terms not otherwise defined in this opinion letter shall have the meanings ascribed thereto in the Opinion Documents. Section headings used in this opinion letter are for ease of reference only and are not to affect its construction or be taken into consideration in its interpretation.

This opinion letter is addressed solely to you at your request.

This opinion letter is solely given for the benefit of, and may be relied upon by, you. We consent to the filing of this opinion as exhibit to the Form 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securites Act or the rules and regulations of the SEC in that respect. This opinion letter is strictly limited to the legal matters stated in it and may not be read as extending by implication to any legal matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

In rendering the opinions expressed herein, we have exclusively reviewed the Opinion Documents, the Corporate Documents and the Public Records, and we have assumed that the Opinion Documents reflect the reality of the transaction contemplated thereby. We have not investigated or verified any factual matter, whether or not disclosed to us, in the course of our review, and we assume that any such matter is accurate, complete and up-to-date as of the date hereof.

We have not been involved in structuring, drafting or negotiating the Opinion Documents, the Base Prospectus and Final Prospectus Supplement.

This opinion letter sets out our opinion on certain matters of the laws with general applicability in Luxembourg as at the date hereof and as presently interpreted under published authoritative case law of Luxembourg courts, the General Court and the Court of Justice of the European Union. The opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Luxembourg law. We do not express any opinion on the validity or enforceability of the Opinion Documents. We do not undertake to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

This opinion letter is subject to Luxembourg law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts of Luxembourg-City, Luxembourg. No person other than NautaDutilh Avocats Luxembourg S.à r.l. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms and not in their French or German terms. Luxembourg legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions.

Assumptions

For the purposes of this opinion letter, we have assumed that:

a.
all documents reviewed by us as execution versions of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic;

b.	the Issuer has complied with all requirements of the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Domiciliation Act;

c.
the place of central administration (siège de l’administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Recast Insolvency Regulation) the centre of main interests (centre des intérêts principaux) of the Issuer are located at the place of its registered office (siège statutaire) in Luxembourg and the Issuer has no establishment (within the meaning of the Recast Insolvency Regulation) outside Luxembourg;

d.	the Articles of Association and the Public Records of the Issuer are each true, complete and up-to-date as at the date hereof and such information has not been materially altered since;

e.
the Resolutions are in full force and effect and have not been amended, revoked or declared null and void, and correctly reflect the resolutions taken by the persons authorized to do so, and the factual statements made and the confirmations given in the Corporate Documents and in the Opinion Documents are complete and correct;

f.
the signature(s) - whether manuscript or electronic - appearing on the Opinion Documents (where executed on behalf of the Issuer ) are in fact the genuine signatures of the person(s) authorized under the Resolutions to execute the Opinion Documents on behalf of the Issuer;

g.	the entering of the Opinion Documents by the Issuer is not impaired (consentement vicié) by error (erreur), wilful misconduct (dol), duress (violence) or lesion (lésion);

h.	the Opinion Documents have in fact been signed on behalf of the Issuer by the persons authorized to that effect;

i.
the issue of the Notes and the approval and entry by the Issuer into the Opinion Documents (i) are in good faith, for business purposes, in the Issuer’s corporate interest (intérêt social), and (ii) without misappropriating corporate assets (abus de biens sociaux) and without the intention to defraud any other parties (in particular creditors) or to deprive such parties of any legal benefits or to circumvent any applicable laws or regulations of any jurisdiction;

j.
the Notes will not be subject to a public offering in Luxembourg, unless the relevant requirements of the Prospectus Regulation as referred to in the Prospectus Act, have been fulfilled and the Notes have not and will not be offered, sold or otherwise made available to any retail investor (as defined in the PRIIPs Regulation) in the European Economic Area unless the applicable requirements of the PRIIPs Regulation have first been complied with;

k.
all authorizations, approvals and consents required under the laws or regulations of any jurisdiction (other than Luxembourg), which may be required in connection with the execution and performance of the Opinion Documents have been or will be obtained;

l.	all agreed conditions to the effectiveness of the Opinion Documents have been or will be satisfied;

m.	the statements of fact in the Opinion Documents and in the Corporate Documents reviewed by us are true, accurate, complete and not misleading;

n.	no provision of law (other than Luxembourg law) would adversely affect or have any negative impact on the opinions we express in this opinion letter; and

Opinions

Based upon the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Issuer has been duly incorporated and is validly existing for an unlimited duration as a private limited liability company (société à responsabilité limitée) under the laws of Luxembourg.

Corporate Power

2.	The Issuer has the corporate power and authority to issue the Notes and execute the Opinion Documents.

Corporate Action

3.	The Issuer has taken all necessary corporate action required by its Articles of Association and the Companies Act in connection with the entry into the Opinion Documents and the issue of the Notes.

Due Execution

4.	The Opinion Documents have been validly approved and executed on behalf of the Issuer.

Qualifications

The opinions expressed above are subject to the following qualifications:

A.
This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), administrative dissolution without liquidation proceedings (procédure de dissolution administrative sans liquidation), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganization, fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws or orders affecting the enforcement of creditors’ rights generally.

B.	Our opinion that the Issuer exists is based on the Corporate and Public Documents.

C.
Corporate documents (including but not limited to a notice of a winding-up order or resolution, notice of the appointment of a receiver, administrator, or administrative receiver) may not be held immediately at the Companies Register or are not subject to be deposited/held at the Companies Register and there may also be a delay in the relevant document to be deposited with the Companies Register or appearing on the file of the Issuer with the Companies Register, which may therefore be incomplete and/or inaccurate, and the Extract and the Negative Certificate may not constitute conclusive evidence of the facts reflected therein.

D.
Under Article 19-3 of the Companies Register Act, documents and extracts of documents will only be valid vis-à-vis third parties from the day of their publication in the RESA unless the Issuer proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon documents, such as the Resolutions, or extracts thereof, which have not yet been published in the RESA. Such documents are not enforceable against third parties during 15 (fifteen) days following publication if they prove that it was impossible for them to have knowledge thereof.

E.
An enquiry with the Companies Register is not capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented or is threatened to be presented; therefore, any reliance on the Negative Certificate should be made with regard to the functionality of the Companies Register.

F.
Any activity by the Issuer contrary to criminal law as well as any serious violation (contravention grave) by the Issuer of the provisions of the Luxembourg Commercial Code, of the laws governing commercial companies (including without limitation with respect to any business licence requirement) and may lead to the liquidation and winding-up of the Issuer.

G.
If any document is signed by way of an electronic signature (as opposed to a handwritten (“wet ink”) signature), such electronic signature will have an equivalent effect to a handwritten signature if the electronic signature that is used, is either a qualified electronic signature within the meaning of the eIDAS Regulation, or otherwise meets the conditions of Article 1322-1 LCC in that the electronic signature used is a data set, linked inseparably to the deed which guarantees the integrity of the deed, identifies the signatory and expresses the signatory’s adherence to the deed. An electronic signature which does not comply with these requirements can also be used for the execution of agreements such as the Opinion Documents but will not have the same probative force as a handwritten signature which binds the court and only can be disallowed via a specific signature verification procedure. In case of a dispute as to its effects, it will however not be dismissed in court merely on the grounds that it is an electronic signature. The document signed with such an electronic signature will be admissible as evidence by a Luxembourg court and the electronic signature will constitute a means to prove the consent of the person purported to have signed if the signature meets a certain degree of integrity and authenticity.

H.
We express no opinion as to the accuracy of any warranties and representations given or made by the parties to the Opinion Documents (expressly or impliedly) as to matters of fact (other than to the extent they are subject matter of specific opinions set out in this opinion letter and are verified by our searches referred to in this opinion letter).

Yours faithfully,

NautaDutilh Avocats Luxembourg S.à r.l.
Authorized Signatory:
Margaretha (Greet) Wilkenhuysen

EXHIBIT A
LIST OF DEFINITIONS

“Addressee”	has the meaning attributed thereto on the first page of this opinion letter

“Underwriting Agreement”
an e-mailed scanned copy of the fully signed version of the New York law governed underwriting agreement entered into by and between, amongst others, the Issuer and Otis Worldwide Corporation, dated 13 November 2024

“Articles of Association”	has the meaning attributed thereto in Exhibit B

“Companies Act”	the Luxembourg Act of 10 August 1915 on commercial companies, recast

“Companies Register”	the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg)

“Companies Register Act”	the Luxembourg Act of 19 December 2002 on the register of commerce and companies and the accounting and annual statements of undertakings, as amended

“Corporate Documents”	has the meaning attributed thereto in Exhibit B

“eIDAS Regulation”
the Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC

“Extract”	has the meaning attributed thereto in Exhibit B

“Indenture”
an e-mailed scanned copy of the fully signed version of the New York law governed base indenture entered into by and between the Issuer, Otis Worldwide Corporation as Parent Guarantor and The Bank of New York Mellon Trust Company, N.A., dated 12 November 2021, as supplemented by Supplemental Indenture No. 2 with respect to the Notes dated 19 November 2024

“Luxembourg”	the Grand Duchy of Luxembourg

“Luxembourg Commercial Code”	the Luxembourg Commercial Code (Code de Commerce)

“NautaDutilh”	NautaDutilh Avocats Luxembourg S.à r.l.

“Negative Certificate”	has the meaning attributed thereto in Exhibit B

“Opinion Documents”	the Indenture, the Underwriting Agreement and the Notes

“PRIIPs Regulation”	the Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products

“Prospectus Act”	the Luxembourg Act of 16 July 2019 on prospectuses for securities, as amended

“Prospectus Regulation”
the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC

“Public Records”	has the meaning attributed thereto in Exhibit B

“Recast Insolvency Regulation”	the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)

“RESA”	the Luxembourg Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations)

“Resolutions”	has the meaning attributed thereto in Exhibit B

“Securities Act”	the Securities Act of 1933

EXHIBIT B
LIST OF CORPORATE DOCUMENTS
AND PUBLIC RECORDS

List of corporate documents and public records of the Issuer:

1.	an electronic copy of the (restated) articles of association of the Issuer dated 28 February 2023 (the “Articles of Association”);

2.
an electronic copy of (i) the resolutions of the managers (gérants) of the Issuer, dated 9 October 2024 which, inter alia, approve the entering by the Issuer into the Opinion Documents, and (ii) the written resolutions of the managers (gérants) of the Issuer, dated 13 November 2024, approving the extension of the offer from an aggregate principal amount not to exceed EUR 800 million to the amount of up to EUR 900 million (together referred to as the “Resolutions”);

3.
an electronic copy of a certificate of non-registration of judgments, issued by the Companies Register for the Issuer on 19 November 2024 and reflecting the situation of 18 November 2024, and stating that the Issuer has not been declared bankrupt (en faillite) and has not been subject to administrative dissolution without liquidation proceedings (procédure de dissolution administrative sans liquidation) and that it has not applied for reprieve from payment (sursis de paiement) or such other proceedings listed in Article 13, items 4 to 12, 16 and 17 of the Companies Register Act (the “Negative Certificate”); and

4.	an electronic copy of a register extract for the Issuer issued by the Companies Register dated 19 November 2024 (the “Extract”).

The Articles of Association and the Resolutions are collectively referred to as the “Corporate Documents”.

The Negative Certificate and the Extract are collectively referred to as the “Public Records”.